PRESS RELEASE

SOURCE: First Trust Advisors L.P.

First Trust Announces Completion of First Trust Senior Floating Rate Income Fund II Reorganization into First Trust Flexible Income ETF

Wheaton, IL – (BUSINESS WIRE) – August 10, 2026 – First Trust Advisors L.P. (“FTA”) announced today that the reorganization of First Trust Senior Floating Rate Income Fund II (NYSE: FCT), a closed-end management investment company managed by FTA, into First Trust Flexible Income ETF (NYSE: FFLX), an actively managed exchange-traded fund (“ETF”) managed by FTA, was completed prior to the open of the NYSE on August 10, 2026.

As previously announced, the shareholders of FCT approved FCT’s reorganization into FFLX at a Special Meeting of Shareholders on June 25, 2026. The reorganization was approved by the Board of Trustees of each of FCT and FFLX on December 7-8, 2025.

In the reorganization, the assets of FCT were transferred to, and the liabilities of FCT were assumed by, FFLX. The shareholders of FCT received shares of FFLX with a value equal to the aggregate net asset value of the shares of FCT held by them.

FFLX is an actively managed ETF that seeks to maximize current income. FFLX pursues its investment objective by investing in a portfolio of fixed income securities and instruments that generate income, including but not limited to corporate debt securities; bank loans; agency and non-agency residential and commercial mortgage-backed securities; asset-backed securities; collateralized loan obligations; and preferred securities.

FFLX expects to declare and pay a distribution to its shareholders in August 2026.

FTA is a federally registered investment advisor and serves as the Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. (“FTP”), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $368 billion as of June 30, 2026 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

This press release is not intended to, and shall not, constitute an offer to purchase or sell shares of FFLX. An investor should carefully consider the investment objectives, risks, charges and expenses of FFLX before investing. The prospectus for FFLX contains this and other important information and is available free of charge by calling First Trust Portfolios L.P. at 1-800-621-1675 or visiting www.ftportfolios.com. The prospectus should be read carefully before investing.

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CONTACT: Jeff Margolin – (630) 517-7643

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CONTACT: Jim Dykas – (630) 517-7665

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SOURCE: First Trust Advisors L.P.